Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2023 Stock-Based Incentive Compensation Plan of Turtle Beach Corporation of our reports dated March 17, 2025, with respect to the consolidated financial statements of Turtle Beach Corporation and the effectiveness of internal control over financial reporting of Turtle Beach Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2024, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

August 12, 2025